EXHIBIT 4.2

            CERTIFICATE TO PROVIDE FOR THE DESIGNATION, PREFERENCES,
          RIGHTS, QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
                        OF THE SERIES A PREFERRED STOCK,

                          -----------------------------

The first series of Preferred Stock shall be comprised of eleven thousand (11,000) shares and shall be designated "Series A Preferred Stock."

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:

1.       Definitions: For purposes of this certificate:

         (a) "Additional Shares of Common Stock" shall have the meaning set forth in Section 6(c)(i)(A)(3).

         (b) "Conversion Rights" shall have the meaning set forth in Section 6.

         (c) "Convertible Securities" shall have the meaning set forth in
Section 6(c)(i)(A)(2).

         (d) "Corporate Sale" shall have the meaning set forth in Section 3(c).

         (e) "Dilution Price" shall have the meaning set forth in Section 6(c)(i)(D).

         (f) "Holder's Pro Rata Share" shall have the meaning set forth in
Section 7(a).

         (g) "New Series A Conversion Price" shall have the meaning set forth in
Section 6(c)(i)(D)(1).

         (h) "Notice" shall have the meaning set forth in Section 7(b)(i)(A).

         (i) "Offered Shares" shall have the meaning set forth in Section
7(b)(i).

         (j) "Options" shall have the meaning set forth in Section
6(c)(i)(A)(1).

         (k) "Original Series A Conversion Ratio" shall have the meaning set forth in Section 6(a).

         (l) "Preemptive Rights" shall have the meaning set forth in Section
7(a).

         (m) "Recapitalization Event" shall have the meaning set forth in
Section 3(a).

         (n) "Series A Conversion Price" shall have the meaning set forth in
Section 6(c)(i)(B).

         (o) "Series A Conversion Ratio" shall have the meaning set forth in
Section 6(a).
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         (p) "Series A Original Issue Date" shall have the meaning set forth in
Section 6(c)(i)(A)(4).

         (q) "Series A Original Issue Price" shall have the meaning set forth in
Section 3(a).

2. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at a rate of $25.00 per share per annum out of surplus funds determined by the board of directors to be available for payment thereof, provided, that, if in any year a dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) is declared and paid on any shares of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive, in lieu of the foregoing, the greater of (i) $25.00 per share or (ii) an amount equal to the dividend(s) that would have been paid to the holder of a share of Series A Preferred Stock had the Series A Preferred Stock been converted into Common Stock immediately prior to the record date(s) for such dividend(s) on the Common Stock. Such dividends shall accrue on each share from the date of issuance of such share and shall accrue from day to day, whether or not earned or declared. Such dividend shall be paid when declared by the board of directors. Such dividends shall not be cumulative. Unpaid dividends shall not represent a contingent claim against the Corporation.

3. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

         (a) Preference. The holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock by reason of their ownership hereof, an amount equal to $875.00 per share (the "Series A Original Issue Price") (as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events, each a "Recapitalization Event"), plus an amount equal to all accrued but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to shareholders shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the relative preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 3(a).

         (b) Remaining Assets. After payment has been made to the holders of Series A Preferred Stock pursuant to Section 3(a), if any remaining assets of the Corporation are available for distribution to shareholders, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation, and the holder of the Series A Preferred Stock shall not further participate therein.

         (c) Reorganization or Merger. A reorganization or merger of the Corporation with or into any other corporation or corporations, in which the shareholders of the Corporation immediately prior to the transaction hold less than a majority of the voting stock immediately after the transaction, or any transaction or series of transactions resulting in the sale, transfer, lease or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) or any transaction or series of related transactions to which the Corporation is a party in which the shareholders of the Corporation immediately


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prior to the transaction hold less than a majority of the voting stock immediately after the transaction (any such transaction or series of transactions, a "Corporate Sale") shall be deemed to be a liquidation within the meaning of this Section 3. Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a Corporate Sale or any merger or reorganization of the Corporation shall be valued as determined in good faith by the Board of Directors of the Corporation.

4. Voting Rights. The Series A Preferred Stock shall be nonvoting in all matters other than those matters where voting is specifically required by the Oregon Business Corporation Act and as otherwise provided in this Section 4. Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders on all matters on which the holders of Series A Preferred Stock must be permitted to vote under the Oregon Business Corporation Act and shall vote with the holders of the Common Stock and not as a separate class on (i) on any merger or consolidation of the Corporation with one or more other corporations in which the shareholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; and
(ii) the sale of all or substantially all the Corporation's assets. The holders of Series A Preferred Stock shall be entitled to vote as required under the Oregon Business Corporation Act on the following matters: (i) any increase or decrease in the aggregate number of authorized shares of Series A Preferred Stock; (ii) any action that effects an exchange or reclassification of all or a part of the Series A Preferred Stock into shares of another class of stock;
(iii) any action that effects an exchange or reclassification or creates the right of exchange of all or part of the shares of another class of stock into the Series A Preferred Stock; (iv) any action that changes the designation, rights, preferences or limitations of the Series A Preferred Stock; (v) any stock split, stock dividend or other recapitalization of the Series A Preferred Stock; (vi) any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Series A Preferred Stock; (vii) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A Preferred Stock; (viii) any action that limits or denies the preemptive rights of the Series A Preferred Stock; (ix) any action that cancels or otherwise affects the rights of the Series A Preferred Stock to dividends that have accumulated but not yet been declared; and (x) the liquidation or dissolution of the Corporation. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock at any annual or special meeting of shareholders of the Corporation, or by written consent, upon those matters required by law or by this paragraph to be submitted to a separate class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

5.       Redemption. The Series A Preferred Stock is not redeemable.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at (i) any time beginning three (3) years after the Series A Original Issue Date (as defined in Section 6(c)(i)(A)(4)), or (ii) upon the occurrence of a Corporate Sale as defined in
Section 3(c), conversion shall be effected at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series A Preferred held by such holder by the Series A Conversion Ratio (determined as provided herein) in effect at the time of conversion. The "Original Series A Conversion Ratio" shall be 87.50 shares of Common Stock for each

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share of Series A Preferred Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted at any given time is hereinafter referred to as the "Series A Conversion Ratio." The Series A Conversion Ratio then in effect shall be subject to adjustment as set forth in
Section 6(c) below.

         (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Series A Conversion Rate, immediately and without action by any person, five (5) years after the Series A Original Issue Date (as defined in Section 6(c)(i)(A)(4)).

         (c) Adjustments to Series A Conversion Ratio.

                  (i)      Dilutive Issuances

                           (A) Special Definitions. For purposes of this Section
6(c)(i), the following definitions shall apply:

                                    (1) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below) not otherwise excluded from the definition of Additional Shares of Common Stock (as defined below).

                                    (2) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock not otherwise excluded from the definition of Additional Shares of Common Stock (as defined below).

                                    (3) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 6(c)(i)(C) below, deemed to be issued) by the Corporation after the Series A Original Issue Date (as defined below), other than shares of Common Stock issued or issuable:

                                (aa)  upon conversion of shares of Series A
                                      Preferred Stock;

                                (bb) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to any equity based or incentive-based compensation plan that existed as of the Series A Original Issue Date;

                                (cc) in connection with the acquisition by the Corporation of another business entity or majority ownership thereof, the assets of another business entity, or any other business combination approved by the Board of Directors;

                                (dd) in connection with a transaction described in Section 6(c)(ii);

                                (ee) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (aa) through (dd).

                                    (4) "Series A Original Issue Date" shall
mean the date on which the Series A Preferred Stock is first issued by the Corporation.



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
                           (B) No Adjustment of Series A Conversion Price. No
adjustment in the Series A Conversion Price shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, as defined below, in effect on the date of, and immediately prior to, such issue. The "Series A Conversion Price" at any time shall be the quotient of the Series A Original Issue Price, as adjusted for any Recapitalization Event, divided by the Series A Conversion Ratio then in effect.

                           (C) Deemed Issue of Additional Shares of Common
Stock. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date:

                                    (1) except as provided in Section
6(c)(i)(C)(2) and 6(c)(i)(C)(3) below, no further adjustment in the Series A Conversion Ratio shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Series A Conversion Ratio computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (3) upon the expiration or other termination
of any unexercised Options or Convertible Securities, the Series A Conversion Ratio, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities; and

                                    (4) no readjustment pursuant to Section
6(c)(i)(C) clauses (2) and (3) above shall have the effect of reducing the Series A Conversion Ratio to a ratio less than the greater of (1) the Series A Conversion Ratio on the Series A Original Issue Date or (2) the Series A Conversion Ratio that would have resulted from any issuance of Additional Shares of Common Stock between the Series A Original Issue Date and such readjustment date.

                           (D) Adjustment of Series A Conversion Ratio Upon
Issuance of Additional Shares of Common Stock Below Purchase Price. In the event this Corporation shall issue Additional Shares of Common Stock after the Series A Original Issue Date, without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each


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such event the Series A Conversion Ratio shall automatically be adjusted as set forth in this Section 6(c)(i)(D).

                                    (1) Adjustment Formula. Whenever the Series
A Conversion Ratio is adjusted by Section 6(c)(i)(D), the new Series A Conversion Ratio shall be determined by dividing the Series A Original Purchase Price by the "New Series A Conversion Price", which shall be determined by multiplying the Series A Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issues plus (ii) the number of such additional shares of Common Stock so issued. For the purposes of this paragraph, the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all other outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all reserved Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

                           (E) Determination of Consideration. For purposes of
this Section 6(c)(i)(E), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) Cash and Property: Such consideration
shall:

                                            (aa) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting, commission, finder's fee or otherwise in connection with the issuance and sale thereof;

                                            (bb) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                                            (cc) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (aa) and (bb) above, as determined in good faith by the Board.

                                    (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(c)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing:

                                            (aa) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by



                                      -6-
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                                            (bb) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities

                  (ii) Other Adjustments to Series A Conversion Ratio.

                           (A) Subdivisions, Combinations, or Consolidations of
Common Stock. In the event the outstanding shares of any class of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series A Original Issue Date, the Series A Conversion Ratio in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                           (B) Distributions Other than Cash Dividends Out of
Retained Earnings. In case the Corporation shall declare a cash dividend upon any class of its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of any class of its Common Stock shares of its capital stock (other than shares of any class of Common Stock and other than as otherwise adjusted in this Section 6(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for any class of Common Stock or other securities of the Corporation convertible into or exchangeable for any class of Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of cash or securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                           (C) Adjustment for Common Stock Dividends and
Distributions. If, after the Series A Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of any class of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of any class of Common Stock, in each such event the Series A Conversion Ratio that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Ratio then in effect by a fraction of (A) the numerator of which is the total number of shares of all classes of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of any class of Common Stock issuable in payment of such dividend or distribution; and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to Section 6(c)(ii)(C) to reflect the actual payment of such dividend or distribution.

                           (D) Reclassifications and Reorganizations. In the
case, at any time after the date hereof, of any capital reorganization (except as provided in Section 3(c)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Ratio then in effect shall, concurrently with the


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effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series A Preferred Stock into Common Stock. The provisions of this
Section 6(c)(ii)(D) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.

         (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this
Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Ratio then in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which then would be received upon the conversion of the Series A Preferred Stock.

         (e) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 6(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 6(b) hereof such conversion shall be deemed to have been made as of 12:01 a.m., Pacific time, on the date referred to in Section 6(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. On the date specified in Section 6(b) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock determined on the basis of the closing sale price of the Corporation's Common Stock on the day before such conversion, or if none, then as determined in good faith by the Board of Directors of the Corporation. The number of whole shares


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issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock.

         (g) No Dilution or Impairment. Without the consent of the Series A Preferred Stock in accordance with Section 4, the Corporation will not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

         (h) Status of Converted Shares. Following any optional or automatic conversion of the Series A Preferred Stock to Common Stock, the transfer records respecting the Series A Preferred Stock shall be closed and no subsequent transfers thereof shall be recognized. No shares of Series A Preferred Stock which have been converted into Common Stock shall ever again be reissued and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

         (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7. Preemptive Rights. The holders of Series A Preferred Stock shall have such preemptive rights as follows:

         (a) Rights to Purchase Additional Common Stock. If the Corporation issues any shares of Common Stock subsequent to the Series A Original Issue Date, each holder of the Series A Preferred Stock shall have the right to purchase up to such holder's pro rata share of such shares of Common Stock being issued on the same terms and conditions as the Corporation is willing to sell such shares to any other person (the "Preemptive Rights"). Each holder's pro rata share of the Common Stock being issued equals the proportion that (x) the number of shares of Common Stock that are then issuable to such holder upon conversion of the Series A Preferred Stock bears to (y) the total number of shares of Common Stock of the Corporation then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) (the "Holder's Pro Rata Share"). Notwithstanding the foregoing, a holder of Series A Preferred Stock shall have no preemptive rights with respect to shares of Common Stock issued for the following purposes:

                  (i) upon conversion of shares of Series A Preferred Stock;

                  (ii) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement that is in effect as of the Series A Original Issue Date or is approved by the


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holders of the Common Stock of the Corporation in accordance with then-applicable rules of the Nasdaq Stock Market;

                  (iii) upon conversion of any warrant, stock grant, option agreement or other security outstanding at the Series A Original Issue Date that is convertible into or exchangeable for Common Stock;

                  (iv) in connection with a merger, acquisition of assets or other business combination of another business entity approved by the Board of Directors of the Corporation;

                  (v) by way of dividend or other distribution on shares of the Corporation's capital stock.

         (b) Notice. The exercise of the Preemptive Rights is subject to the following provisions:

                  (i) Each time the Corporation proposes to offer any shares of Common Stock subsequent to the Series A Original Issue Date as set forth in
Section 7(a) above (the "Offered Shares"), the Corporation shall first make an offering of such Offered Shares to each holder of Series A Preferred Stock in accordance with the following provisions:

                           (A) The Corporation shall deliver a notice ("Notice")
to the holder of Series A Preferred Stock stating (i) its bona fide intention to offer such Offered Shares, (ii) the number of such Offered Shares to be offered and (iii) the terms upon which it proposes to offer such Offered Shares.

                           (B) By written notification received by the
Corporation within fifteen (15) calendar days after the giving of Notice, each holder of Series A Preferred Stock may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Offered Shares that equals such Holder's Pro Rata Share.

                  (ii) If all Offered Shares that such holders of Series A Preferred Stock are entitled to obtain pursuant to subsection 6(a) are not elected to be obtained as provided in subsection 6(b)(ii) hereof, the Corporation may, during the ninety (90) day period following the expiration of the period provided in subsection 6(b)(ii) hereof, offer the remaining unsubscribed portion of such Offered Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Corporation does not enter into an agreement for the sale of the Offered Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Shares shall not be offered unless first reoffered to the holders of Series A Preferred Stock in accordance herewith.












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